Exhibit 99.2

28405 Van Dyke Avenue Warren, Michigan 48093 www.AssetAcceptance.com

Contacts:

Jeff Lambert or Jeff Tryka

Lambert, Edwards & Associates

616-233-0500 / aacc@lambert-edwards.com

Asset Acceptance Capital Corp. Announces Rion Needs to Succeed Brad Bradley

as President and CEO, Bradley to Remain as Chairman

WARREN, Mich., August 5, 2008 – Asset Acceptance Capital Corp. (NASDAQ: AACC) announced that Chief Operating Officer Rion Needs will ascend to President and CEO of the Company effective January 1, 2009, in line with a succession plan approved by the board of directors. Needs will succeed current President and CEO Brad Bradley, who will remain as non-executive Chairman of the Board. The Board also voted to increase the total number of directors from eight to nine, and appointed Needs to fill the new board seat effective January 1, 2009.

“This is an important step in the growth and evolution of Asset Acceptance and after almost three decades in this business, the time is right for me to hand the reins to Rion,” said Bradley. “Rion was hand-picked to lead Asset Acceptance and has proven his ability to drive our business, execute operational improvements and lead with conviction. His experienced leadership and hands-on approach have earned him the respect of our leadership team, customers and shareholders alike, which gives the Board and me great confidence in this transition and the future of the organization.”

Mr. Needs has served as COO since joining the Company in mid-2007 following more than 22 years with American Express. Under Needs’ leadership, Asset Acceptance is implementing a new collections platform allowing improved data analytics and account representative productivity, enhanced account management processes to optimize collections, and has introduced new training and career development programs to increase retention among collections associates.

“I have had the opportunity to work alongside Brad and see first hand the unique blend of experience and passion that he brings to his leadership role,” said Needs. “I have big shoes to fill and look forward to continuing the legacy that Brad built, while continuing to seek his guidance and counsel as Chairman of the Board.”

Mr. Bradley will work closely with Needs and the rest of the management team through the transition and will continue to be active in the growth and strategic direction of Asset Acceptance as Chairman. Bradley joined the organization in 1979 and has been president since 1994, adding the CEO title in 2003. He was instrumental in expanding the company’s collections focus to become one of the most diversified in the accounts receivables purchasing industry, secured private equity capital to drive the Company’s dramatic growth, and was at the helm when Asset Acceptance went public in 2004.

About Asset Acceptance Capital Corp.

For more than 45 years, Asset Acceptance has provided credit originators, such as credit card issuers, consumer finance companies, retail merchants, utilities and others an efficient alternative in recovering defaulted consumer debt. For more information, please visit www.AssetAcceptance.com.

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